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FOR IMMEDIATE RELEASE

SCOOP, INC., ANNOUNCES DOWNSIZING

IRVINE, CA, February 12, 1998 - Scoop Inc. (NASDAQ:SCPI) announced today that it was sharply reducing the staff of its online business information service effective immediately, and also that the company's President and Chief Financial Officer, Mark Davidson, had resigned. Additionally, the company announced the resignation of three members of its board of directors: K.C. Craichy, Nils Andersson and John Kensey.

     Scoop said that it was its intention to continue operating its Scoop Direct! and IntelliSearch online services while it attempts to seek a partner or buyer for the business. The company indicated that it is in active dialogue with various parties regarding a potential sale or partnership.

     There can be no assurance that Scoop will be successful in its efforts to seek a partner or buyer for its online business information service.

     "The decision to downsize Scoop's online business was made by the Board of Directors in order to sharply reduce expenses and conserve cash," said Rand Bleimeister, who was brought in as Chairman last September. "We will not be soliciting new customers for our online service, but plan to continue operating the service in order to serve our existing customers while we seek
a partner or buyer.   Our expenses will be sharply reduced and our revenues
will be unaffected by this move."

     In addition to Mr. Davidson, Scoop said that other officers leaving the Company include the vice presidents of operation, marketing, engineering and sales. The Company did not disclose the total number of employees involved in the downsizing, but said that it involved most of its online business staff and that the aggregate severance payments are expected to approximate $250,000.

     The company continues to operate its Scoop Media Services division. Scoop Media Services accounts for nearly all Scoop revenues, and is the exclusive reprint vendor to Investor's Business Daily and other business journals.

     Scoop, Inc., provides business information services to corporations, organizations, professionals and individuals who need custom, comprehensive solutions for news delivery to reduce information overload. Additionally, Scoop's Media Services group designs and markets customized media reprints and framed layouts of articles from newspapers, magazines and online publications.